Exhibit 99.5

Gateway Energy & Coke Company, LLC

Statements of Operations

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
	(Dollars in millions)
Revenues
Sales and other operating revenue	$169.1	$186.7

Costs and operating expenses
Cost of products sold and operating expenses	132.6	158.0
Selling, general and administrative expenses	4.4	5.1
Depreciation and amortization	10.2	9.9

Total costs and operating expenses	147.2	173.0
Income before income tax	21.9	13.7
Income tax expense (benefit)	7.7	(1.7)

Net income	$14.2	$15.4

(See Accompanying Notes)

Gateway Energy & Coke Company, LLC

Balance Sheets

(Unaudited)

	September 30, 2014	December 31, 2013
	(Unaudited)
	(Dollars in millions)
Assets
Accounts receivable	$6.1	$6.0
Inventories	24.8	21.7
Other current assets	0.4	0.1

Total current assets	31.3	27.8

Properties, plans and equipment, net	322.3	328.6
Deferred income taxes	27.0	34.8

Total assets	$380.6	$391.2

Liabilities and Parent Net Equity
Accounts payable	$19.9	$20.7
Accrued liabilities	5.5	18.2

Total current liabilities	25.4	38.9

Asset retirement obligations	5.2	4.9
Other deferred credits and liabilities	0.1	0.3

Total liabilities	30.7	44.1

Parent Net Equity

Total parent net equity	349.9	347.1

Total liabilities and parent net equity	$380.6	$391.2

(See Accompanying Notes)

Gateway Energy & Coke Company, LLC

Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
	(Dollars in millions)
Cash flows from operating activities:
Net income	$14.2	$15.4
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	10.2	9.9
Deferred income tax	7.7	(1.7)
Stock compensation expense	0.1	0.1
Changes in working capital pertaining to operating activities:
Accounts receivable	—	(0.4)
Inventories	(3.1)	5.4
Accounts payable and accrued liabilities	(13.6)	(7.8)

Other	(0.1)	0.3

Net cash provided by operating activities	15.4	21.2

Cash flows from investing activities:
Capital expenditures	(4.0)	(2.1)

Net cash used in investing activities	(4.0)	(2.1)

Cash flows from financing activities:
Net transfers to parent	(11.4)	(19.1)

Net cash used in financing activities	(11.4)	(19.1)

Net change in cash	—	—

Cash at beginning of period	—	—

Cash at end of period	$—	$—

(See Accompanying Notes)

Gateway Energy & Coke Company, LLC

Statements of Changes in Parent Net Equity

(Unaudited)

Parent Net Equity
(Dollars in millions)
At January 1, 2013	$356.6
Net income from January 1, 2013 to September 30, 2013	15.4
Net decrease in parent net equity	(19.1)
At September 30, 2013	$352.9

At January 1, 2014	$347.1

Net income from January 1, 2014 to September 30, 2014	14.2
Net decrease in parent net equity	(11.4)

At September 30, 2014	$349.9

(See Accompanying Notes)

Gateway Energy & Coke Company, LLC

Notes to Financial Statements

(Unaudited)

1. General

Description of Business and Basis of Presentation

The accompanying financial statements of Gateway Energy & Coke Company, LLC (“Granite City”) have been prepared in connection with the sale of a 75.0 percent equity interest in Granite City from SunCoke Energy, Inc. (“SunCoke”) to SunCoke Energy Partners, L.P. (the “Partnership”), which was formed in Delaware on July 30, 2012. The Partnership is a publicly-traded master limited partnership which was established to acquire ownership in certain operations that comprised a portion of the domestic cokemaking operations of SunCoke. At September 30, 2014, SunCoke, through its subsidiary, owns a 54.0 percent partnership interest in the Partnership and owns and controls the Partnership’s general partner.

To effect this transaction, SunCoke expects to sell its 75.0 percent interest in Granite City to the Partnership in exchange for $51.6 million of the Partnership’s equity interests and the assumption of $148.3 million of SunCoke’s senior notes, inclusive of accrued interest of $5.6 million and a call premium of $7.7 million. Concurrently, the Partnership expects to issue $200.0 million in private placement notes (the “Debt Offering”). The contributed cokemaking operations are comprised of the cokemaking operations and related assets of SunCoke’s Gateway Energy & Coke Company LLC, located in Granite City, Illinois, which is referred to in the historical SunCoke financial statements as the “Granite City facility”. Construction of the Granite City facility began in May 2008 and coke production began in November 2009. Granite City is principally engaged in the business of manufacturing and selling coke which is the primary raw material in the blast furnace steelmaking process.

The financial statements were prepared using SunCoke’s historical basis in the assets and liabilities of Granite City, and include all revenues, costs, assets, and liabilities attributed to Granite City. The historical financial statements also include allocations of certain costs incurred by SunCoke. Management believes the assumptions and methodology underlying the allocation of general corporate overhead expenses are reasonable. However, such expenses may not be indicative of the actual level of expense that would have been incurred by Granite City if it had operated as an independent entity during the periods prior to the transaction or of the costs expected to be incurred in the future. In the opinion of management, the adjustments necessary for a fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) have been made. See Note 2 for further information regarding allocated expenses.

Granite City participates in centralized financing and cash management programs maintained at the SunCoke level. Accordingly, none of SunCoke’s cash or interest income has been included in Granite City’s financial statements. Transfers of cash to and from SunCoke’s financing and cash management program are reflected as a component of parent net equity on the Balance Sheet.

2. Related Party Transactions

The related party transactions with SunCoke and its affiliates are described below.

Purchases from Affiliate

During the nine months ended September 30, 2014, Granite City had purchases of $0.9 million from Kanawaha River Terminal, LLC (“KRT”), a leading metallurgical and thermal coal blending and handling service provider that provides services to SunCoke subsidiaries and other third parties. KRT is a wholly-owned subsidiary of the Partnership and was acquired by the Partnership on October 1, 2013. Granite City did not have any purchases from KRT for the nine months ended September 30, 2013.

During the nine months ended September 30, 2013, Granite City had purchases of $2.4 million from Indiana Harbor Coke Company, L.P. (“Indiana Harbor”), a cokemaking facility located in East Chicago, Indiana. SunCoke owns approximately 84.2% of Indiana Harbor, with the remaining 14.8% held by DTE Energy Company. SunCoke includes the operations of the Indiana Harbor cokemaking facility in its consolidated financial statements. Granite City did not have any purchases from Indiana Harbor for the nine months ended September 30, 2014.

Allocated Expenses

Amounts were allocated from SunCoke for costs attributable to the operations of Granite City. The expenses incurred by SunCoke include costs from certain corporate and shared services functions provided by SunCoke to Granite City. The amounts allocated include all charges that were incurred by SunCoke that were specifically identified as being attributable to Granite City. These costs include legal, accounting, tax, treasury, engineering, information technology, insurance, employee benefit costs, communications, human resources, and procurement. All corporate costs that were specifically identifiable to Granite City have been allocated to Granite City and included in its statement of operations. Where specific identification of charges to Granite City was not practicable, a reasonable method of allocation was applied to all remaining general corporate overhead costs. The allocation methodology for all remaining corporate overhead costs is based on management’s estimate of the proportional level of effort devoted by corporate resources that is attributable to Granite City. In the opinion of management, general corporate overhead costs are consumed by the operating facilities principally in equal proportions. The allocation to each facility is further adjusted for certain specific factors identified by management that impact the services provided to or benefits received by each operating facility such as the type of operations and products produced as well as contract and business complexity at each facility. In the opinion of management, the cost allocations have been determined on a basis considered to be a reasonable reflection of all costs of doing business by Granite City. The amounts that would have been or will be incurred on a stand-alone basis could differ from the amounts allocated due to economies of scale, management judgment, or other factors. Management does not believe, however, that it is practicable to estimate what these expenses would have been had the business operated as an independent entity.

Parent Net Equity

Parent net equity represents SunCoke’s historical investment in us, our accumulated net earnings after tax, and the net effect of transactions with and allocations from SunCoke, including cash pooling and general financing activities, cash transfers for capital expenditures and allocations of SunCoke costs, including income taxes.

3. Income Taxes

Prior to 2013, Granite City received federal income tax credits for coke production from its cokemaking facility. These tax credits were earned for each ton of coke produced and sold during the four years after the initial coke production at the facility. The eligibility to generate tax credits for coke production expired in November 2013.

The provision for income taxes in the financial statements has been determined on a theoretical separate-return basis. The tax losses and tax credits generated by Granite City have been used by SunCoke and will remain with SunCoke after the transactions described in Note 1. Granite City’s theoretical separate-return basis operating loss and tax credit carry backs may not reflect the tax positions taken or to be taken by SunCoke.

At the end of each interim period, we make our best estimate of the effective tax rate expected to be applicable for the full fiscal year and the impact of discrete items, if any, and adjust the rate as necessary.

Granite City’s effective tax rate for the nine months ended September 30, 2014 was higher than the U.S. federal statutory rate of 35 percent, primarily due to income tax benefits related to tax credits.

Granite City’s effective tax rate for the nine months ended September 30, 2013 was lower than the U.S. federal statutory rate of 35 percent, primarily due to nonconventional fuel credits.

4. Inventories

Granite City’s inventory consists of metallurgical coal, which is the principal raw material for Granite City’s cokemaking operations; coke, which is the finished good sold by Granite City to its customers; and materials, supplies and other.

These components of inventories were as follows:

	September 30, 2014	December 31, 2013
	(unaudited)
	(Dollars in millions)
Coal	$18.3	$15.7
Coke	0.6	0.5
Materials, supplies and other	5.9	5.5

	$24.8	$21.7

5. Retirement Benefits Plan

Certain employees of Granite City participate in defined contribution plans sponsored by SunCoke which provide retirement benefits. These plans have been accounted for in the financial statements as multi-employer plans. Granite City’s contributions, which are principally based on its allocable portion of our sponsor’s pretax income and the aggregate compensation levels of participating employees and are charged against income as incurred, amounted to $0.4 million and $0.5 million for the nine months ended September 30, 2014 and 2013, respectively.

6. Accrued Liabilities

Accrued liabilities consisted of following:

	September 30, 2014	December 31, 2013
	(unaudited)
	(Dollars in millions)
Accrued sales discounts	$—	$13.6
Accrued benefits	0.4	0.5
Accrued tax payables	3.3	2.6
Other	1.8	1.5

Total	$5.5	$18.2

7. Commitments and Contingent Liabilities

The United States Environmental Protection Agency (the “EPA”) has issued Notices of Violations (“NOVs”) for the Granite City cokemaking facility which stem from alleged violations of Granite City’s air emission operating permits for this facility. Granite City is currently working in a cooperative manner with the EPA and the Illinois Environmental Protection Agency to address the allegations, and have lodged a Consent Decree in federal district court that is undergoing review. Settlement may require payment of a civil penalty for alleged past violations as well as the capital projects underway to improve the reliability of the energy recovery systems and enhance environmental performance at the Granite City facility. Granite City anticipates spending approximately $44.4 million related to these projects and has spent approximately $1.2 million for the nine months ended September 30, 2014. We anticipate spending approximately $0.9 million during the remaining three months of 2014 and approximately $41.5 million in the 2015 to 2017 timeframe.

Granite City is a party to certain other pending and threatened claims. Although the ultimate outcome of these claims cannot be ascertained at this time, it is reasonably possible that some portion of these claims could be resolved unfavorably to Granite City. Management of Granite City believes that any liability which may arise from claims would not be material in relation to the financial position, results of operations or cash flows of Granite City at December 31, 2013.

8. Subsequent Events

Granite City performed an evaluation of subsequent events through January 12, 2015, the date the financial statements were available to be issued and determined there were no recognized or unrecognized subsequent events that would require adjustment or additional disclosure in the financial statements as of September 30, 2014.